                                                                     EXHIBIT 4.5

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 2(d)(VIII) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(VIII) HEREOF.


                            SECURED CONVERTIBLE NOTE


September 18, 2002                                                 $____________

         FOR VALUE RECEIVED, ZIX CORPORATION, a Texas corporation (the "COMPANY"), hereby promises to pay to the order of __________________ or registered assigns (the "HOLDER") the principal amount of ___________________ United States Dollars ($________________) when due, whether upon maturity, acceleration, redemption or otherwise.

                  (1) Payments of Principal. All payments of principal of this Note (to the extent such principal is not converted into Shares (as defined below) in accordance with the terms hereof) shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day (as defined below), the same shall instead be due on the next succeeding day that is a Business Day. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement, dated September 17, 2002, pursuant to which this Note and the Other Notes (as defined below) were originally issued (as such agreement may be amended from time to time as provided in such agreement, the "SECURITIES PURCHASE AGREEMENT"). This Note and the Other Notes issued by the Company pursuant to the Securities

Purchase Agreement on the Closing Date (as defined in the Securities Purchase Agreement) and all convertible notes issued in exchange therefor or replacement thereof are collectively referred to in this Note as the "NOTES."

                  (2) Conversion of this Note. This Note shall be converted into Shares on the terms and conditions set forth in this Section 2.

                           (a) Certain Defined Terms. For purposes of this Note,
the following terms shall have the following meanings:

                  (i) "ADDITIONAL AMOUNT" means the result of the following formula: (.065)(N/365) (P).

                  (ii) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

                  (iii) "COMMON STOCK" means (A) the Company's common stock, $0.01 par value per share, and (ii) any capital stock resulting from a reclassification of such common stock.

                  (iv) "COMPANY REDEMPTION DATE" means each Interim Company Redemption Date and the Final Company Redemption Date.

                  (v) "CONVERSION AMOUNT" means the sum of (1) the principal amount of this Note to be converted, redeemed or otherwise with respect to which this determination is being made and (2) the Additional Amount with respect to the amount referred to in the immediately preceding clause (1).

                  (vi) "CONVERSION PRICE" means as of any Conversion Date or other date of determination, $3.78, subject to adjustment as provided herein.

                  (vii) "DOLLARS" or "$" means United States Dollars.

                  (viii) "FINAL COMPANY REDEMPTION DATE" means October 1, 2003.

                  (ix) "INSTALLMENT AMOUNT" means, (I) with respect to any Interim Company Redemption Date, the lesser of (A) $500,000 multiplied by the quotient of (x) the original principal amount of this Note on the Issuance Date divided by (y) the aggregate original principal amount of the Notes on the Issuance Date, and (B) the principal amount then outstanding under this Note; and (II) with respect to the Final Company Redemption Date, the lesser of (C) $5,000,000 multiplied by the quotient of (w) the original principal amount of this Note on the Issuance Date divided by (z) the aggregate original principal amount of the Notes on the

                  Issuance Date, and (D) the principal amount then outstanding under this Note; in each case subject to the reduction of any Installment Amount in accordance with Section 2(d)(ix) and
                  Section 7(b). In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the applicable Installment Amount.

                  (x) "INTERIM COMPANY REDEMPTION DATE" means the first Business Day of each calendar month during the period beginning on and including January 1, 2003 and ending on and including June 30, 2003.

                  (xi) "ISSUANCE DATE" means the original date of issuance of this Note pursuant to the Securities Purchase Agreement, regardless of any exchange or replacement hereof.

                  (xii) "MATURITY DATE" means the Business Day immediately following the Final Company Redemption Date.

                  (xiii) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date or other date of determination.

                  (xiv) "OTHER NOTES" means the convertible notes, other than this Note, issued by the Company pursuant to the Securities Purchase Agreement and all convertible notes issued in exchange therefor or replacement thereof.

                  (xv) "P" means the principal amount of this Note to be converted, redeemed or with respect to which the determination of the Additional Amount is otherwise being made.

                  (xvi) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof or any other legal entity.

                  (xvii) "PRINCIPAL" means the outstanding principal amount of this Note as of any date of determination.

                  (xviii) "PRINCIPAL MARKET" means the Nasdaq National Market or, if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

                  (xix) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement among the Company and the initial holders of the Notes relating to the filing of a registration statement covering the resale of the Shares issuable upon conversion of the Notes, as such agreement may be amended from time to time as provided in such agreement.

                  (xx) "SEC" means the United States Securities and Exchange Commission.

                  (xxi) "SECURITY AGREEMENT" means that certain security agreement among the Company and the initial holders of the Notes relating to the granting by the Company of a security interest in certain assets of the Company, as such agreement may be amended from time to time as provided in such agreement.

                  (xxii) "SHARES" means shares of Common Stock.

                  (xxiii) "WARRANTS" means the warrants issued to the holders of the Notes pursuant to the Securities Purchase Agreement, and all warrants issued in exchange therefor or replacement thereof pursuant to the terms of such warrants.

                  (xxiv) "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets ("BLOOMBERG") through its "Volume at Price" functions (ignoring any trade of more than 30,000 shares of such security pursuant to an individual transaction (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions involving such security after the Issuance Date)), or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Notes representing at least two-thirds of the aggregate principal amount of the Notes then outstanding. If the Company and the holders of the Notes representing at least two-thirds of the aggregate principal amount of the Notes then outstanding are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Weighted Average Price" being substituted for the term "Conversion Price." All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

                           (b) Holder's Conversion Right; Mandatory Redemption
at Maturity. Subject to the provisions of Section 5 and Section 14, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any part of the Principal (and the Additional Amount relating thereto) into fully paid and nonassessable Shares in accordance with Section 2(d), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole share. If any Principal remains outstanding on the Maturity Date, then all such Principal shall be redeemed as of such date in accordance with Section 2(d)(vii).

                           (c) Conversion Rate. The number of Shares issuable
upon conversion of any portion of this Note pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                Conversion Amount
                                -----------------
                                Conversion Price

                           (d) Mechanics of Conversion. The conversion of this
Note shall be conducted in the following manner:

                  (i) Holder's Delivery Requirements. To convert a Conversion Amount into Shares on any date (the "CONVERSION DATE"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 7:00 p.m. New York Time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original Note being converted (or an indemnification undertaking reasonably acceptable to the Company with respect to this Note in the case of its loss, theft or destruction).

                  (ii) Company's Response. Upon receipt or deemed receipt (which for purposes hereof shall mean pursuant to Section 8) by the Company of a copy of a Conversion Notice, the Company (I) shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder and the Company's designated transfer agent (the "TRANSFER AGENT"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Business Day following the date of receipt or deemed receipt by the Company of such Conversion Notice (such second (2nd) Business Day, the "SHARE DELIVERY DATE") (A) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Shares to which the Holder shall be entitled. If this Note is submitted for conversion, as may be required by Section 2(d)(viii), and the principal amount represented by this Note is greater than the principal amount being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note (such third (3rd) Business Day, the "NOTE DELIVERY DATE") and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted.

                  (iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the Shares representing the number of Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt or deemed receipt of the Holder's Conversion Notice or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within two
                  (2) Business Days submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment bank selected from a list of such investment banks agreed to by the Company and the holders of Notes representing at least two-thirds of the aggregate original principal amount of the Notes at or prior to the Issuance Date or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than three (3) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

                  (iv) Record Holder. The person or persons entitled to receive the Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares on the Conversion Date.

                  (v) Company's Failure to Timely Convert.

                           (A) Cash Damages. If within three (3) Business Days
after the Company's receipt of the facsimile copy of a Conversion Notice or deemed receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for, or credit the Holder's balance account with DTC with, the number of Shares to which the Holder is entitled upon the Holder's conversion of any Conversion Amount, or if the Company fails to issue and deliver a new Note representing the Principal to which such Holder is entitled on or before the Note Delivery Date pursuant to Section 2(d)(ii), then in addition to all other available remedies that the Holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to the Holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Note Delivery Date such Note is not delivered in an amount equal to 0.5% of the sum of (a) the product of (I) the number of Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Weighted Average Price of the Common Stock on the Share Delivery Date (such product is referred to herein as the "SHARE PRODUCT AMOUNT"), and (b) in the event the Company has failed to deliver a Note to the Holder on or prior to the Note Delivery Date, the product of (y) the number of Shares issuable upon conversion of the Principal represented by the Note as of the Note Delivery Date and (z) the Weighted Average Price of the Common Stock on the Note Delivery Date; provided that in no event shall cash damages accrue pursuant to this Section 2(d)(v)(A) with respect the Share Product Amount during the period, if any, in which the Conversion Price or the arithmetic calculation of the Conversion Rate is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of
Section 2(d)(iii). Alternatively, subject to Section 2(d)(iii), at the election of the Holder made in the Holder's sole discretion, the Company shall pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies that the Holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), 110% of the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares purchased to make delivery in satisfaction of a sale by such holder of the Shares to which such holder is entitled but has not received upon a conversion exceeds (B) the net proceeds received by such holder from the sale of the Shares to which the Holder is entitled but has not received upon such conversion. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                           (B) Void Conversion Notice; Adjustment to Conversion
Price. If for any reason the Holder has not received all of the Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note, then the Holder, upon written notice to the Company (a "VOID CONVERSION NOTICE"), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder's Conversion Notice; provided that the voiding of the Holder's Conversion Notice shall not affect the Company's obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Conversion Price with respect to all of the Principal shall be adjusted to the lesser of (I) the Conversion Price as in effect on the date on which the Holder voided the Conversion Notice and (II) the lowest Weighted Average Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Note; provided that in no event shall an adjustment to the Conversion Price with respect to any Principal be made pursuant to this Section 2(d)(v)(B) with respect to any conversion of this Note that is the subject of a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(d)(iii), provided the Shares are delivered to the Holder within one
(1) Business Day of the resolution of such bona fide dispute. Upon delivery of a Void Conversion Notice, cash amounts shall stop accruing under Section 2(d)(v)(A) on the Shares subject to such Void Conversion Notice, provided that the voiding of the Holder's Conversion Notice shall not affect the Company's obligations to make any payments that have accrued prior to the date of such Void Conversion Notice pursuant to Section 2(d)(v)(A) or otherwise.

                           (C) Redemption. If for any reason the Holder has not
received all of the Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a "CONVERSION FAILURE"), then the Holder, upon written notice to the Company, may require that the Company redeem, in accordance with Section 3, all of the Principal, including the Principal previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock; provided that in the event the Holder has delivered to the Company a Void Conversion Notice with respect to a Conversion Failure, the Company shall not be required to redeem the amount of principal specified in and represented by such Void Conversion Notice; and further provided that the Holder shall not be entitled to require redemption of any Principal pursuant to this clause (C) solely as a result of a Conversion Failure caused by any Principal being the subject of a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(d)(iii), provided the Shares are delivered to the Holder within one (1) Business Day of the resolution of such bona fide dispute.

                  (vi) Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one holder of the Notes for the same Conversion Date and the Company can convert some, but not all, of such Notes, then, subject to Section 14, the Company shall convert from each holder of the Notes electing to have Notes converted at such time a pro rata amount of such holder's Note submitted for conversion based on the principal amount of the Note submitted for conversion on such date by such holder relative to the principal amount of the Notes submitted for conversion on such date.

                  (vii) Mechanics of Mandatory Redemption. If any Principal remains outstanding on the Maturity Date, then the Holder shall surrender this Note, duly endorsed for cancellation, to the Company and such Principal shall be redeemed as of the Maturity Date by payment on the Maturity Date to the Holder of an amount equal to the sum of (A) 105% of such Principal plus
                  (B) the Additional Amount with respect to such Principal.

                  (viii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted. The Holder and the Company shall maintain records showing the principal amount converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion or redemption. In the event of any dispute or discrepancy, such records of the Company establishing the Principal to which the Holder is entitled shall be controlling and determinative in the absence of error. Notwithstanding the foregoing, if this
                  Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof. Each Note shall bear the following legend:

                  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 2(d)(viii) HEREOF. THE PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) HEREOF.

                  (ix) Application of Conversion Amounts. Any principal amount that the Holder elects, or is deemed pursuant to Section 8 to have elected, to convert in accordance with this Section 2 shall be deducted first from the Installment Amount relating to the Company Redemption Date immediately following the Conversion Date with respect to such conversion and then sequentially from the immediately succeeding Company Redemption Date.

                           (e) Taxes. The Company shall pay any and all taxes
that may be payable with respect to the issuance and delivery of Shares upon the conversion of this Note;

provided, however, that the holder of this Note shall pay any taxes in connection with any transfers of this Note or the transfer of the Shares issuable upon conversion hereof.

                           (f) Adjustments to Conversion Price. The Conversion
Price will be subject to adjustment from time to time as provided in this
Section 2(f).

                  (i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any Shares (including the issuance or sale of Shares owned or held by or for the account of the Company, but excluding Exempted Issuances) for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to such consideration per share. For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

                                            (A) Issuance of Options. If the
Company in any manner grants or sells any Options (as defined below) and the lowest price per share for which one Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities (as defined below) issuable upon exercise of such Option is less than the Applicable Price, then such Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the "lowest price per share for which one Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Share upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Share upon conversion, exchange or exercise of such Convertible Securities.

                                            (B) Issuance of Convertible
Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Share is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the "lowest price per share for which one Share is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Share upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion

Price shall be made upon the actual issuance of such Share upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), then no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                                            (C) Change in Option Price or Rate
of Conversion. If the purchase, exchange or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Shares changes at any time, then the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase, exchange or exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                                            (D) Calculation of Consideration
Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration received by the Company consists of marketable securities, in which case the amount of consideration received by the Company will be the Weighted Average Price of such securities on the date of receipt of such securities. If any Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Notes representing at least two-thirds of the aggregate principal amount of the Notes then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders representing at least two-thirds of the aggregate principal amount of the Notes then outstanding. The determination of such appraiser shall be final and binding upon all parties absent error and the fees and expenses of such appraiser shall be borne by the Company.

                                            (E) Record Date. If the Company
takes a record of the holders of Shares for the purpose of entitling them (1) to receive a dividend or other distribution payable in Shares, Options or in Convertible Securities or (2) to subscribe for or purchase Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                                            (F) Certain Definitions. For
purposes of this Section 2(f)(i), the following terms have the respective meanings set forth below:

                                                     (I) "APPROVED STOCK PLAN"
means any employee benefit plan that has been approved by the Board of Directors of the Company prior to the date of the Securities Purchase Agreement, pursuant to which the Company's securities may be issued to any consultant, employee, officer or director for services provided to the Company.

                                                     (II) "CONVERTIBLE
SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Shares.

                                                     (III) "EXEMPTED ISSUANCES"
shall mean: (A) Shares issued or deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined above) and up to 4,000,000 shares (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date) issued in connection with a Future Approved Stock Plan (as defined below); (B) Shares issued or deemed to have been issued upon the conversion, exchange or exercise of any Option or Convertible Security outstanding on the date prior to the Issuance Date and set forth in Schedule 3(c) of the Securities Purchase Agreement, provided that the terms of such Option or Convertible Security are not amended on or after the Issuance Date; (C) Shares deemed to have been issued by the Company upon the issuance of its Series A Convertible Preferred Stock or Series B Convertible Preferred Stock and the warrants issued in connection therewith, so long as the number and terms of such Series A and Series B Convertible Preferred Stock and such warrants are not amended or otherwise altered on or after the Issuance Date; (D) Shares issued by the Company upon conversion of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, and Shares issued by the Company upon exercise of the warrants issued in connection with the issuance of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, so long as the number and terms of such Series A and Series B Convertible Preferred Stock and the number and terms of such warrants have not been amended or otherwise altered on or after the Issuance Date; (E) Shares issued or deemed to have been issued by the Company upon conversion of the Notes or exercise of the Warrants; (F) Shares issued or deemed to have been issued either (x) to parties that are suppliers, customers or strategic partners investing in connection with a commercial relationship with the Company, the primary purpose of which is not to raise capital, or (y) as consideration for mergers or consolidations or acquisitions of businesses or their tangible or intangible assets (each an "ACQUISITION TRANSACTION"), excluding Acquisition Transactions in which cash or cash equivalents represent a majority of the assets acquired; provided that such issuances or deemed issuances pursuant to this clause (F) shall not exceed 400,000 Shares in the aggregate (subject to adjustment for stock splits, stock dividends, stock combinations or other similar transactions after the Issuance
Date); (G) Shares issued or deemed to have been issued in connection with leases; and (H) Shares issued or deemed to have been issued to former employees in satisfaction of severance obligations of the Company.

                                                     (IV) "FUTURE APPROVED STOCK
PLAN" means any employee benefit plan that has been approved by the shareholders of the Company after the date of the Securities Purchase Agreement, pursuant to which the Company's securities may be issued to any consultant, employee, officer or director for services provided to the Company.

                                                     (V) "OPTIONS" means any
rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

                  (ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) outstanding Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  (iii) Holder's Right of Alternative Conversion Price Following Issuance of Convertible Securities. If the Company in any manner issues or sells any Options or Convertible Securities after the Issuance Date (other than the issuance of Series A Preferred Stock and Series B Preferred Stock and the related warrants on the Closing Date, each such issuance on the terms and in accordance with the forms and agreements provided to the Purchasers (as defined in Section 14) at the Closing (as defined in the Securities Purchase Agreement)) that are convertible into or exchangeable or exercisable for Shares at a price that varies or may vary with the market price of the Shares, including by way of one or more resets to a fixed price, or at a price that upon the passage of time or the occurrence of certain events is automatically reduced or is adjusted to a price that is based on some formulation of the then current market price of the Shares (each of the formulations for such variable price being herein referred to as a "VARIABLE PRICE"; provided, however, that a price that upon the passage of time or the occurrence of certain events is automatically reduced or is adjusted to a price that is based on some formulation of the then current market price of the Shares shall not constitute a Variable Price until the passage of such time or the occurrence of such event, as the case may be), then the Company shall provide written notice thereof via facsimile and overnight courier to the Holder ("VARIABLE NOTICE") on the date of issuance of such Convertible Securities or Options. From and after the date the Company issues any such Convertible Securities or Options with a Variable Price, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of any Principal by designating in the Conversion Notice delivered upon conversion of such Principal that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Conversion Price then in effect. The Holder's election to rely on a Variable Price for a particular conversion of Principal shall not obligate the holder to rely on a Variable Price for any future conversions of Principal.

                  (iv) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this
                  Section 2(f).

                  (v) Adjustment of Conversion Price upon Announcement of Cash Private Transaction. If after the Issuance Date there is the public announcement of the pending, proposed, intended or consummated Cash Private Transaction (as defined in Section 4(k) of the Securities Purchase Agreement (the date of such announcement is referred to as the "ANNOUNCEMENT DATE"), then on and after the Announcement Date the Conversion Price shall be equal to the lower of (A) the Conversion Price in effect immediately prior to the Announcement Date and (B) the Weighted Average Price of the Common Stock on the trading day immediately preceding the Announcement Date, subject to further adjustment after the Announcement Date as provided in this Note.

                  (vi) Notices.

                                            (A) Promptly upon any adjustment of
the Conversion Price, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                                            (B) The Company will give written
notice to the Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

                                            (C) The Company will also give
written notice to the Holder at least ten (10) Business Days prior to the date on which any Organic Change (as defined in Section 4(a)), dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

                  (3) Redemption at Option of the Holder.

                           (a) Redemption Option Upon Triggering Event. In
addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder's option, to require the Company to redeem all or a portion of the Principal at a price ("REDEMPTION PRICE") equal to (x) in the case of a Triggering Event other than a Triggering Event described in clauses (vi) or (ix) of Section 3(b), the greater of (i) the sum of (x) 125% of such Principal plus (y) the Additional Amount with respect to such Principal and (ii) the product of (A) the Conversion Rate in effect at such time as the Holder delivers a Notice of Redemption at Option of Holder (as defined below), multiplied by (B) the Weighted Average Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading, (y) in the case of a Triggering Event described in clause (vi) of Section 3(b), the sum of
(I) 100% of such Principal plus (II) the Additional Amount with respect to such Principal or (z) in the case of a Triggering Event described in clause (ix) of
Section 3(b), the product of (A) the Conversion Rate in effect at such time as the Holder delivers a Notice of Redemption at Option of Holder, multiplied by
(B) the Weighted Average Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading; provided that the maximum principal amount that the Holder shall have the right to require the Company to redeem after a Triggering Event described in clause (ix) of Section 3(b) shall be the Installment Amount with respect to the applicable Company Redemption Date.

                           (b) Triggering Event. A "TRIGGERING EVENT" shall be
deemed to have occurred at such time as any of the following events:

                  (i) the failure of the Registration Statement (as defined in the Registration Rights Agreement) to be declared effective by the SEC on or prior to the date that is 30 days after the Effectiveness Deadline (as defined in the Registration Rights Agreement);

                  (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

                  (iii) the suspension from trading or failure of the Common Stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period;

                  (iv) the Company's or the Transfer Agent's notice to any holder of the Notes, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Notes into Shares that is tendered in accordance with the provisions of the Notes (excluding, however, notices that relate solely to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(d)(iii) provided neither such dispute nor such notice is publicly disclosed (other than public disclosures made solely to comply with the rules and regulations of the SEC));

                  (v) a Conversion Failure (as defined in Section 2(d)(v)(C));

                  (vi) upon the Company's receipt or deemed receipt of a Conversion Notice, the Company shall not be obligated to issue Shares upon such conversion due to the provisions of Section 14;

                  (vii) the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least ten (10) days;

                  (viii) the Company does not comply with the provisions of
                  Section 6 (including, without limitation, the Company's failure to pay the required Company Redemption Price on the applicable Company Redemption Date); or

                  (ix) with respect to a Company Redemption Date, the failure of the Registration Statement to be declared effective by the SEC on or prior to fifth (5th) Business Day prior to such Company Redemption Date.

                           (c) Mechanics of Redemption at Option of Holder.
Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to the Holder and each holder of the Other Notes. At any time after the earlier of the Holder's receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder may require the Company to redeem up to all of the Principal by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF HOLDER") to the Company, which Notice of Redemption at Option of Holder shall indicate (i) the Principal that the Holder is electing to have the Company redeem from it and (ii) the applicable Redemption Price, as calculated pursuant to Section 3(a) above; provided that a Notice of Redemption at Option of Holder may only be sent during the period beginning on and including the date of the Triggering Event and ending on and including the later of the date which is (I) 20 Business Days after the date on which the Holder receives a Notice of Triggering Event from the Company with respect to such Triggering Event and (II) 10 Business Days after the date on which such Triggering Event is cured and the Holder receives written notice from the Company confirming such Triggering Event has been cured.

                           (d) Payment of Redemption Price. Upon the Company's
receipt of a Notice(s) of Redemption at Option of Holder from any holder of the Other Notes, the Company shall promptly notify the Holder by facsimile of the Company's receipt of such notice(s). Each holder that has sent such a notice shall, if required pursuant to Section 2(d)(viii), promptly submit to the Company such holder's Note that such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to the Holder within five
(5) Business Days after the Company's receipt of a Notice of Redemption at Option of Holder; provided that a holder's Note shall have been so delivered to the Company. If the Company is unable to redeem all of the Notes submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of the Notes based on the principal amount of the Notes submitted for redemption by such holder relative to the aggregate principal amount of the Notes submitted for redemption by all holders of the Notes and (ii) in addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement, pay to the Holder interest at the rate of the lesser of 2.0% per month (prorated for partial months) or the highest lawful maximum interest rate in respect of the unredeemed Principal until paid in full.

                           (e) Void Redemption. In the event that the Company
does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to the Holder any or all of the Notes representing the Principal that was submitted for redemption by the Holder under this Section 3 and for which the Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice,
(i) the Notice of Redemption at Option of

Holder shall be null and void with respect to the Principal subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Note subject to the Void Optional Redemption Notice, (iii) the Conversion Price with respect to all the Principal shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price during the period beginning on and including the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on and including the date on which the Void Optional Redemption Notice is delivered to the Company.

                           (f) Disputes; Miscellaneous. In the event of a bona
fide dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate." A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments that have accrued prior to the date of such notice (other than the payment of the Redemption Price in respect of the redemption so voided). In the event of a redemption pursuant to this Section 3 of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder a Note representing the remaining Principal that has not been redeemed, if necessary.

                  (4) Other Rights of Holders.

                           (a) Reorganization, Reclassification, Consolidation,
Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the holders representing at least two-thirds of the Notes then outstanding) to deliver to the Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the holders representing at least two-thirds of the principal amount then outstanding under the Notes. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders representing at least two-thirds of the Notes then outstanding) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Shares immediately theretofore acquirable and receivable upon the conversion of this Note (without regard to any limitations on conversion) such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Shares that would have been acquirable and receivable upon the conversion of this Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of this Note).

                           (b) Optional Redemption Upon Change of Control. In
addition to the rights of the Holder under Section 4(a), upon a Change of Control (as defined below) of the Company the Holder shall have the right, at the Holder's option, to require the Company to redeem all or a portion of the Principal at a price equal to the greater of (A) the sum of (x) 115% of the Principal plus (y) the Additional Amount with respect to such Principal, and (B) the product of (I) the Conversion Rate on the date the Holder gives a Notice of Redemption Upon Change of Control (as defined below), multiplied by (II) the arithmetic average of the Weighted Average Prices of the Common Stock during the five (5) trading days immediately preceding such date ("CHANGE OF CONTROL REDEMPTION PRICE"). No sooner than 40 nor later than 30 Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF CHANGE OF CONTROL") to the Holder. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least thirty (30) Business Days prior to a Change of Control, at any time on or after the date which is thirty (30) Business Days prior to a Change of Control) and ending on and including the date that is ten (10) Business Days prior to the date of such Change of Control, the Holder may require the Company to redeem all or a portion of the Principal by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON CHANGE OF CONTROL") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the Principal that the Holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 4(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of the Other Notes, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify the Holder by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 2(d)(viii), this Note shall have been so delivered to the Company. The Company shall not enter into any binding agreement or other arrangement with respect to a Change of Control unless the Company provides that the payments provided for in this Section 4(b) shall have priority to payments to stockholders in connection with such Change of Control and the Company complies with such provision. For purposes of this Section 4(b), "CHANGE OF CONTROL" means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, (iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding Shares, or (iv) the occurrence of a "change of control" as that term is referred to in any of the agreements referred to in the first paragraph of Schedule 3(w) to the Securities Purchase Agreement.

                           (c) Purchase Rights. If at any time the Company
grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "PURCHASE RIGHTS"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if the Holder had held the number of Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (5) Limitations on Conversion. The Company shall not effect any conversion of this Note and the Holder shall not have the right to convert Principal in excess of that portion of the Principal that, upon giving effect to such conversion, would cause the aggregate number of Shares beneficially owned by the Holder and its affiliates to exceed 4.99% of the total outstanding Shares following such conversion. For purposes of the foregoing proviso, the aggregate number of Shares beneficially owned by the Holder and its affiliates shall include the Shares issuable upon conversion of this Note with respect to which the determination of such proviso is being made, but shall exclude the Shares that would be issuable upon (i) conversion of the remaining, nonconverted Principal beneficially owned by the Holder and its affiliates and (ii) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein beneficially owned by the Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"). For purposes of this Section 5, in determining the number of outstanding Shares the Holder may rely on the number of outstanding Shares as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of Shares outstanding. Upon the written request of the Holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such request, confirm in writing to the Holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion, exercise or exchange of securities of the Company, including the Notes and the Warrants, since the date as of which such number of outstanding Shares was reported.

                  (6) Company Installment Redemption. On each Company Redemption Date the Company shall redeem the applicable Installment Amount (the "COMPANY REDEMPTION AMOUNT") in accordance with this Section 6 (a "COMPANY REDEMPTION"). The Company Redemption Amount shall be redeemed by the Company on such Company Redemption Date, and the Company shall pay to the Holder on such Company Redemption Date, by wire transfer of immediately available funds, an amount in cash (the "COMPANY REDEMPTION PRICE") equal to the sum of (A) 100% of the Company Redemption Amount, plus (B) the Additional Amount with respect to the Company Redemption Amount calculated as of such Company Redemption Date. If the Company fails to redeem any Company Redemption Amount that is outstanding on the respective Company Redemption Date by payment to the Holder of the applicable Company Redemption Price, then in addition to any remedy the Holder may have under this Note (including, without limitation, Section 3) and the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company Redemption Price payable in respect of such unredeemed Company Redemption Amount shall bear interest at the rate of the lesser of 2.0% per month (prorated for partial months) or the highest lawful maximum interest rate until paid in full. Notwithstanding anything to the contrary in this Section 6, but subject to
Section 14, until the Company Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Shares pursuant to Section 2.

                  (7) Company Alternative Redemption.

                           (a) General. After the Issuance Date, the Company
shall have the right to redeem some or all of the Principal (a "COMPANY ALTERNATIVE REDEMPTION") for an amount in cash equal to the sum of (a) 105% of the principal amount of this Note being redeemed pursuant to this Section 7, plus (b) the Additional Amount with respect to such principal amount as of the Company Alternative Redemption Date (as defined below) (the "COMPANY ALTERNATIVE REDEMPTION PRICE"); provided that the Conditions to Company Alternative Redemption (as set forth in Section 7(c)) and the conditions of this Section 7(a) and Section 7(b) are satisfied (or waived in writing by the Holder). The Company may exercise its right to Company Alternative Redemption by delivering to the Holder written notice ("COMPANY ALTERNATIVE REDEMPTION NOTICE") at least ten (10) Business Days but not more than 20 Business Days prior to the date of consummation of such redemption ("COMPANY ALTERNATIVE REDEMPTION DATE"). The date on which the Holder receives the Company Alternative Redemption Notice is referred to as the "COMPANY ALTERNATIVE REDEMPTION NOTICE DATE." The Company Alternative Redemption Notice shall be irrevocable. If the Company elects a Company Alternative Redemption pursuant to this Section 7(a), then it must simultaneously take the similar action with respect to the Other Notes. If the Company elects a Company Alternative Redemption (or similar action under the Other Notes) with respect to less than all of the aggregate principal amount of the Notes then outstanding (ignoring for such purposes all principal amounts that are part of Installment Amounts for any Company Redemption Date occurring prior to the Company Alternative Redemption Date or the corresponding provisions under the Other Notes), then the Company shall require redemption of a principal amount (together with the related Additional Amount) from each of the holders of the Notes equal to the product of (I) the aggregate principal amount of Notes that the Company has elected to redeem pursuant to this Section 7 (or the similar provisions of the Other Notes), multiplied by (II) the fraction, the numerator of which is the aggregate principal amount of the Notes initially purchased by such holder on the Issuance Date and the denominator of which is the aggregate principal amount of the Notes purchased by all holders on the Issuance Date (such fraction with respect to each holder is referred to as its "ALLOCATION PERCENTAGE," and such amount with respect to each holder is referred to as its "PRO RATA REDEMPTION AMOUNT"). In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder's Notes, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Company Alternative Redemption Notice shall state (i) the date selected by the Company for the Company Alternative Redemption Date in accordance with this Section 7(a), (ii) the aggregate principal amount of the Notes that the Company has elected to redeem from all of the holders of the Notes pursuant to this Section 7 and (iii) each holder's Pro Rata Redemption Amount of the principal amount of the Notes the Company has elected to redeem pursuant to this Section 7(a).

                           (b) Mechanics of Company Alternative Redemption. If
the Company has exercised its right to Company Alternative Redemption in accordance with Section 7(a) and the conditions of this Section 7 are satisfied (including the Conditions to Company Alternative Redemption as set forth in Section 7(c)) (or waived in writing by the Holder), then the Holder's Pro Rata Redemption Amount, if any, that remains outstanding on the Company Alternative Redemption Date shall be redeemed by the Company on such Company Alternative Redemption Date by the payment by the Company to the Holder on the Company Alternative Redemption Date, by wire transfer of immediately available funds, of an amount equal to the Company Alternative Redemption Price for the Holder's Pro Rata Redemption Amount. Notwithstanding anything to the contrary in this Section 7, but subject to Section 14, until the Company Alternative Redemption Price is paid in full to the Holder, the Holder may convert its Pro Rata Redemption Amount (together with the related Additional Amount) into Shares in accordance with Section 2. All principal amounts of this Note redeemed pursuant to this
Section 7 shall be deducted first from the Installment Amount relating to the Company Redemption Date immediately following the Conversion Date with respect to such conversion and then sequentially from the immediately succeeding Company Redemption Date.

                           (c) Conditions to Company Alternative Redemption. For
purposes of this Section 7, "CONDITIONS TO COMPANY ALTERNATIVE REDEMPTION" means the following conditions: (i) during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the Company Alternative Redemption Date, the Company shall have delivered Shares upon conversion of Conversion Amounts on a timely basis as set forth in Section 2(d)(ii) and delivered Shares upon exercise of the Warrants on a timely basis as set forth in Section 2(a) of the Warrants; (ii) on each day during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the applicable Company Alternative Redemption Date, the Common Stock shall be listed, and trading in the Common Stock shall not have been suspended, on the Nasdaq National Market or The New York Stock Exchange, Inc.; (iii) during the period beginning on the Issuance Date and ending on and including the applicable Company Alternative Redemption Date, there shall not have occurred either (x) the public announcement of a pending, proposed or intended Change of Control that has not been abandoned, terminated or consummated or (y) a Triggering Event or an Event of Default (as defined in Section 11); (iv) on each day during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the applicable Company Alternative Redemption Date, the Registration Statement (as defined in the Registration Rights Agreement) shall be effective and available for the sale of at least all of the Registrable Securities (as defined in the Registration Rights Agreement) and there shall not have been any Grace Period (as defined in the Registration Rights Agreement) during such period; (v) if a Change of Control is consummated after the Issuance Date, the Company Alternative Redemption Date is at least 20 Business Days after the consummation and public announcement of such Change of Control; and (vi) on each day during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the applicable Company Alternative Redemption Date, the Company otherwise shall have been in compliance with in all respects and shall not have breached or been in breach of any provision or covenant of the Securities Purchase Agreement, the Registration Rights Agreement, any of the Warrants or any of the Notes.

                           (d) Remedies. In the event that the Company does not
pay the Company Alternative Redemption Price in full for the Holder's Pro Rata Redemption Amount on the Company Alternative Redemption Date and the Conditions to the Company Alternative Redemption were satisfied, or to the extent not satisfied, were waived by the Holder, then in addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof) (i) the Company Alternative Redemption Price payable in respect of such unredeemed Pro Rata Redemption Amount shall bear interest at the rate of the lesser of 2.0% per month (prorated for partial months) or the highest lawful maximum interest rate until paid in full and (ii) the Company shall not be permitted to submit another Company Alternative Redemption Notice without the prior written consent of the Holder.

                  (8) Conversion at the Company's Election. On any day after the date that is ten (10) trading days after the Registration Statement has been declared effective by the SEC, the Company shall have the right, in its sole discretion, to require that all or any portion of the Principal of this Note (together with the Additional Amount with respect thereto) be converted ("COMPANY'S CONVERSION ELECTION") at the applicable Conversion Price; provided that the Conditions to Conversion at the Company's Election (as set forth below) are satisfied. The Company may exercise its right to Company's Conversion Election by delivering to the Holder written notice ("COMPANY'S CONVERSION ELECTION NOTICE") at least 20 Business Days but not more than 40 Business Days prior to the date of consummation of such Company's Conversion Election ("COMPANY'S ELECTION CONVERSION DATE"). The date on which the Holder receives the Company's Conversion Election Notice is referred to as the "COMPANY'S CONVERSION ELECTION NOTICE DATE"). The Company's Conversion Election Notice shall be irrevocable by the Company. If the Company elects a Company's Conversion Election pursuant to this Section 8, then it must simultaneously take the similar action with respect to the Other Notes. The Company shall require conversion of a principal amount (together with the related Additional Amount) from each holder of the Notes equal to the product of (I) the aggregate principal amount of Notes that the Company has elected to convert pursuant to this Section 8 (or the similar provisions of the Other Notes), multiplied by
(II) such holder's Allocation Percentage (such amount with respect to each holder is referred to as its "PRO RATA CONVERSION AMOUNT").

The Company's Conversion Election Notice shall indicate (x) the date selected by the Company for the Company's Election Conversion Date in accordance with this
Section 8, (y) the aggregate principal amount of the Notes that the Company has elected to convert from all the holders of the Notes pursuant to this Section 8 (or other similar provisions in the Other Notes) and (z) each holder's Pro Rata Conversion Amount of the principal amount of the Notes the Company has elected to convert pursuant to this Section 8 (or other similar provisions in the Other Notes). Subject to the satisfaction of all the conditions of this Section 8, on the Company's Election Conversion Date the Holder of this Note will be deemed to have submitted a Conversion Notice in accordance with Section 2(d) for a Conversion Amount equal to the result of (a) the Holder's Pro Rata Conversion Amount (together with the related Additional Amount), minus (b) the Conversion Amount of this Note converted by the Holder during the Company's Mandatory Conversion Period (as defined below), minus (c) the Excluded Principal Amount (as defined below) (including the related Additional Amount). "CONDITIONS TO CONVERSION AT THE COMPANY'S ELECTION" means the following conditions: (i) on each day during the period beginning on the date the SEC declares the Registration Statement effective and ending on and including the date that is 20 days prior to the Company's Conversion Election Notice Date, the Registration Statement shall be effective and available for the sale of all of the Registrable Securities (other than any day during an Allowable Grace Period);
(ii) on each day during the period beginning on and including the date that is 20 days prior to the Company's Conversion Election Notice Date and ending on and including the Company's Election Conversion Date, the Registration Statement shall be effective and available for the sale of all of the Registrable Securities and no Grace Period (as defined in the Registration Rights Agreement) shall have occurred; (iii) on each day during the period beginning on and including the date that is 20 days prior to the Company's Conversion Election Notice Date and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such exchanges nor shall delisting or suspension by such exchanges have been threatened either (A) in writing by such exchanges or (B) by falling below the minimum listing maintenance requirements of such exchanges;
(iv) on each day during the ten (10) consecutive trading days immediately preceding the Company's Conversion Election Notice Date, the Weighted Average Price of the Common Stock is at least 120% of the Conversion Price in effect on the Issuance Date (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date); (v) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, there shall not have occurred either (x) the public announcement of a pending, proposed or intended Change of Control that has not been abandoned, terminated or consummated or (y) a Triggering Event or an Event of Default (as defined in Section 11) (other than an Event of Default described in Section 11(a)(iii) that has been cured, provided that such cure has been publicly disclosed at least 20 days prior to the Company's Conversion Election Notice Date); (vi) the aggregate principal amount of the Notes selected for conversion by the Company as reflected in the Company's Conversion Election Notice is at least $1,000,000 (or, if less, the aggregate principal amount of the Notes then outstanding); (vii) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered Shares upon conversion of this Note and upon exercise of the Warrants to the Holder on a timely basis as set forth in Section 2(d)(ii) of this Note and Sections 2(a) of the Warrants, respectively; (viii) the Company shall not have delivered the Company's Conversion Election Notice during any Company's Mandatory Conversion Period; (ix) on each day during the Company's Mandatory Conversion Period, the Company otherwise shall have been in compliance with in all respects and shall not have breached or been in breach of any provision, covenant, of the Securities Purchase Agreement, the Registration Rights Agreement, any of the Warrants or any of the Notes; and (x) the representations and warranties of the Company shall have been true and correct as of the date of the Securities Purchase Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall have been true and correct as of such date, and except for representations and warranties the breach of which would not have a Material Adverse Effect (as defined in the Securities Purchase Agreement)). "COMPANY'S MANDATORY CONVERSION PERIOD" means, with respect to any Company's Conversion Election, the period beginning on and including the Company's Conversion Election Notice Date and ending on and including the Company's Election Conversion Date. "EXCLUDED PRINCIPAL AMOUNT" means, with respect to the Holder with respect to any Company's Conversion Election, the result of (I) the Holder's Pro Rata Conversion Amount multiplied by (II) the quotient of (A) the number of trading days during the applicable Company's Mandatory Conversion Period on which the Weighted Average Price of the Common Stock is less than or equal to the Conversion Price in effect on the Issuance Date (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date), divided by
(B) the aggregate number of trading days during such Company's Mandatory Conversion Period.

                  (9) Reservation of Shares.

                           (a) Reservation. The Company shall, so long as any of
the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of Shares as shall from time to time be sufficient to effect the conversion of all of the principal amount then outstanding under the Notes (together with accrued Additional Amounts thereon); provided that the number of Shares so reserved shall at no time be less than 110% of the number of Shares for which the Notes are at any time convertible (without regard to any limitations on conversions) (the "REQUIRED RESERVE AMOUNT"). The initial number of Shares reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the time of issuance of the Notes or increase in the number of reserved Shares, as the case may be. In the event the Holder shall sell or otherwise transfer any portion of the Holder's Notes, each transferee shall be allocated a pro rata portion of the number of Shares reserved for such transferor. Any Shares reserved and allocated to any Person that ceases to hold any Notes shall be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

                           (b) Insufficient Authorized Shares. If at any time
while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Shares equal to the Required Reserve Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall immediately take all action necessary to increase the Company's authorized Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the authorization of an increase in the number of authorized Shares. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized Shares and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

                  (10) Voting Rights. Holders of the Notes shall have no voting rights, except as required by law and as expressly provided in this Note.

                  (11) Defaults and Remedies.

                           (a) Events of Default. An "EVENT OF DEFAULT" is (i)
default in payment of any principal amount of this Note, the Company Redemption Price or the Company Alternative Redemption Price when and as due; (ii) failure by the Company for ten (10) days after notice to it to comply with any other provision of this Note in all material respects; (iii) any default in payment of at least $100,000, individually or in the aggregate, under or acceleration prior to maturity of, or any event or circumstances arising such that, any person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfillment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $100,000 by the Company or for money borrowed the repayment of at least $100,000 of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter; (iv) if the Company pursuant to or within the meaning of any Bankruptcy Law (as defined below); (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or any of its Subsidiaries (as defined in the Securities Purchase Agreement) for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company in an involuntary case; (2) appoints a Custodian (as defined below) of the Company or any subsidiary for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary; (vi) the Company fails to file, or is determined to have failed to file, in a timely manner (without giving effect to any extension provided by Rule 12b-25 under the 1934 Act or any successor thereto) any report required to be filed with the SEC pursuant to the 1934 Act;
(vii) failure by the

Company to comply with any provision set forth in Section 4(q) of the Securities Purchase Agreement; or (viii) the making of any claim(s) against or demand(s) of the Company by any holder(s) of the Company's Series A Convertible Preferred Stock or Series B Convertible Preferred Stock or the related warrants relating to such preferred stock or warrants or any document or transaction relating thereto which exceed $100,000, individually or in the aggregate. The term "BANKRUPTCY LAW" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. The term "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. Within five
(5) Business Days after the occurrence of any Event of Default set forth in clause (iii) or clause (vi) above, the Company shall deliver written notice thereof to the Holder.

                           (b) Remedies. If an Event of Default occurs and is
continuing, the Holder of this Note may declare all of this Note, including all amounts due hereunder (the "ACCELERATION AMOUNT"), to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (iv) and (v) of Section 11(a), this Note shall become due and payable without further action or notice. In addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of the lesser of 2.0% per month (prorated for partial months) or the highest lawful maximum interest rate until paid in full. Nothing in this Section 11 shall limit any other rights the Holder may have under this Note and the Securities Purchase Agreement, including
Section 3 of this Note.

                           (c) Void Acceleration. In the event that the Company
does not pay the Acceleration Amount within five (5) Business Days of this Note becoming due under Section 11(b), at any time thereafter and until the Company pays such unpaid Acceleration Amount in full, the Holder shall have the option (the "VOID ACCELERATION OPTION") to, in lieu of redemption, require the Company to promptly return this Note (to the extent this Note has been previously delivered to the Company) to the Holder, by sending written notice thereof to the Company via facsimile (the "VOID ACCELERATION NOTICE"). Upon the Company's receipt of such Void Acceleration Notice, (i) the acceleration pursuant to
Section 11(b) shall be null and void, (ii) the Company shall promptly return this Note (to the extent this Note has been previously delivered to the Company), (iii) the Conversion Price with respect to the Principal shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Acceleration Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on and including the date on which this Note became due under Section 11(b) and ending on and including the date on which the Void Acceleration Notice is delivered to the Company.

                  (12) Other Indebtedness. Payments of principal and other payments due under this Note shall not be subordinated to any obligations of the Company. The Holder of this Note is entitled to the benefits of the Security Agreement, and in the event of a transfer of this Note in accordance with the terms hereof and the Securities Purchase Agreement, the Holder shall be deemed to have assigned its rights under the Security Agreement. For so long as this
Note is outstanding, the Company shall not, and shall not permit any of its Subsidiaries (as defined in the

Securities Purchase Agreement) to, (a) issue or incur any Indebtedness (as defined below), except for Indebtedness the holders of which agree in writing to be subordinate to this Note either (i) pursuant to the terms of a subordination agreement in the form attached as Exhibit G to the Securities Purchase Agreement or (ii) on terms and conditions otherwise acceptable to the Holder, including with regard to interest payments or repayment of principal, (b) issue or incur any Indebtedness which would mature or require repayment prior to the Maturity Date; (c) issue or incur any Indebtedness which is secured by any of the Collateral (as defined in the Security Agreement); or (d) issue any capital stock of the Company redeemable prior to the Maturity Date (other than the shares of Series A Preferred Stock and shares of Series B Preferred Stock issued on the Closing Date, each issuance on the terms and in accordance with the forms and agreements provided to the Purchasers (as defined below) at the Closing). For purposes of this Note: (x) "INDEBTEDNESS" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all indebtedness referred to in clauses (A) through (E) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, change, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (G) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (F) above; provided, however, that "INDEBTEDNESS" shall not include any monetary obligation under any leasing or similar arrangement incurred in the Company's ordinary course of business, and (y) "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                  (13) Participation; Restrictions. The Holder shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note in full into Shares (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the record date for such dividend or distribution, or, if no such record date is taken, immediately prior to the date as of which the record holders of Common Stock are to be determined for such dividend or distribution. Payments made pursuant to the previous sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. While this Note is outstanding, the Company shall not, directly or indirectly, redeem, repay, or purchase any of the Company's capital stock without the prior express written consent of the Holder (except for the repayment or redemption of the Notes in accordance with the terms thereof or, with respect to the Warrants, pursuant to Section 12 of the Warrants and other than pursuant to conversions or redemptions of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock made solely in shares of Common Stock pursuant to the terms of the Statement of Designations for such preferred stock as in effect on the Issuance Date, and except for the redemption of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock pursuant to the terms of the Statement of Designations for such preferred stock as in effect on the Issuance Date upon the occurrence of an event described in Section 4(c)(i) of such Statement of Designations provided that (A) such event constitutes a Change of Control and (B) the Company has delivered written notice of such redemption (which notice shall include the amount which will be redeemed) to the Holder at least 20 Business Days prior to the consummation of such Change of Control). While this Note is outstanding, the Company shall not enter into any agreement which would limit or restrict the Company's ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Note, the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants. While this Note is outstanding, the Company shall not declare or pay any dividend on any of the Company's capital stock, other than with respect to its Common Stock and other than pursuant to conversions or redemptions of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock made solely in shares of Common Stock pursuant to the terms of the Statement of Designations for such preferred stock as in effect on the Issuance Date.

                  (14) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue any Shares upon conversion of the Notes and exercise of the Warrants in excess of 2,753,163 Shares (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions involving the Common Stock after the Issuance Date, and further subject to increase as described below, the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Shares in excess of the number of Shares that the Company may issue upon conversion of the Notes and exercise of the Warrants without breaching the Company's obligations under the rules and regulations of the Principal Market. Until such approval is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of the Notes or exercise of the Warrants, Shares in an amount greater than the product of (i) the Exchange Cap amount then in effect multiplied by (ii) a fraction, the numerator of which is the principal amount of the Notes issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate principal amount of all the Notes issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Notes, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of the Notes shall convert and exercise, as the case may be, all of such holder's Notes and Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of Shares actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Notes and Warrants on a pro rata basis in proportion to the number of Shares then issuable under the Notes and Warrants then held by each such holder. The Company may increase the Exchange Cap from time to time by delivering written notice (each an "INCREASE NOTICE") of such increase to the holder of this Note at least five (5) Business Days prior to the effective date of such increase, provided that prior to delivering such Increase Notice the Company shall have obtained all necessary shareholder and governmental or regulatory approvals in connection with the relevant increase of the Exchange Cap. Each Increase Notice shall (A) state the number of Shares by which the Exchange Cap has been increased and the resulting new Exchange Cap, (B) state that the Company has obtained all necessary shareholder and governmental or regulatory approvals in connection with the relevant increase of the Exchange Cap and (C) attach to such Increase Notice evidence of the Company's satisfaction of its statement in the immediately preceding clause (B). The increase in the Exchange Cap shall be effective on the fifth (5th) Business Day (or such later date as the Company may specify in the Increase Notice) following the Holder's receipt of an Increase Notice complying with the immediately preceding sentence.

                  (15) Vote to Change the Terms of the Notes. The written consent of the Company and the holders representing at least two-thirds of the principal amount then outstanding under the Notes shall be required for any change to the Notes (including this Note) and upon receipt of such consent, each Note shall be deemed amended thereby.

                  (16) Lost or Stolen Notes. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert this Note into Shares as permitted hereunder.

                  (17) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  (18) Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all Purchasers and shall not be construed against any person as the drafter hereof.

                  (19) Failure or Indulgence Not Waiver. No failure or delay on the part of a the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  (20) Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

                  (21) Transfer of this Note. The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with the 1933 Act and the provisions of Section 2(f) of the Securities Purchase Agreement without the consent of the Company.

                  (22) Payment of Collection, Enforcement and Other Costs. If:
(a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including but not limited to reasonable attorneys' fees and disbursements.

                  (23) Cancellation. After all principal and other amounts at any time owed under this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

                  (24) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender. The date the Company initially issues this Note will be deemed to be the "Issuance Date" hereof regardless of the number of times a new Note shall be issued.

                  (25) Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

                  (26) Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other country or jurisdiction) that would cause the application of the laws of any jurisdiction or country other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  (27) Reissuance of Notes. Subject to Section 2(d)(viii), in the event of a conversion or redemption pursuant to this Note of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of this Note, a new Note of like tenor representing the remaining Principal that has not been so converted or redeemed. The date the Company issued this Note shall be the "Issuance Date" hereof regardless of the number of times a new Note shall be issued.

                  (28) Effect of Redemption or Conversion; No Prepayment. Upon payment of the Redemption Price, the Change of Control Redemption Price, the Company Redemption Price, the Company Alternative Redemption Price or the amount provided for in Section 2(d)(vii), each in accordance with the terms hereof with respect to any portion of the principal of this Note, or delivery of Shares upon conversion of any portion of the principal of this Note in accordance with the terms hereof, such portion of the principal of this Note shall be deemed paid in full and shall no longer be deemed outstanding for any purpose. Except as specifically set forth in this Note, the Company does not have any right, option, or obligation, to pay any portion of the Principal at any time prior to the Maturity Date.

                  (29) Payment Set Aside. To the extent that the Company makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, U.S. state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                   * * * * * *

         IN WITNESS WHEREOF, the Company has caused this Note to be signed by Ronald A. Woessner, its Senior Vice President and General Counsel, as of the 18th day of September 2002.

                                          ZIX CORPORATION


                                          By:
                                              ---------------------------------
                                          Name:      Ronald A. Woessner
                                          Title:   Senior Vice President and
                                                            General Counsel

                                    EXHIBIT I

                                 ZIX CORPORATION
                                CONVERSION NOTICE

         Reference is made to the Convertible Note (the "NOTE") of Zix Corporation (formerly known as Zixit Corporation), a Texas corporation (the "COMPANY"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), of the Company, as of the date specified below.

         Date of Conversion:
                            ----------------------------------------------------

         Aggregate Conversion Amount to be converted:
                                                     ---------------------------

Please confirm the following information:

         Conversion Price:
                          ------------------------------------------------------

         Number of shares of Common Stock to be issued:
                                                       -------------------------

         Is the Variable Price being relied on pursuant to Section 2(f)(iii) of the Note? (check one) YES _____ NO _____

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

         Issue to:
                  --------------------------------------------------------------


         Facsimile Number:
                          ------------------------------------------------------

         Authorization:
                       ---------------------------------------
                  By:
                     -----------------------------------------
                  Title:
                        --------------------------------------

         Dated:
               -----------------------------------------------

         DTC Participant Number and Name (if electronic book entry transfer):

         -------------------------

         Account Number (if electronic book entry transfer):
                                                            --------------------

                                 ACKNOWLEDGMENT


         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___________ ___, 200_ from the Company and acknowledged and agreed to by [TRANSFER AGENT].

                                     ZIX CORPORATION



                                     By:
                                        -------------------------------------
                                     Name:
                                          -----------------------------------
                                     Title:
                                           ----------------------------------